Exhibit 19.1

COTWO ADVISORS LLC

STATEMENT OF POLICY

ON INSIDER TRADING

Introduction

This document sets forth the Statement of Policy on Insider Trading of COtwo Advisors LLC (the “Company”) (the “Insider Trading Policy”). This Insider Trading Policy covers (i) the Company, and (ii) each statutory trust for which the Company acts as sponsor. Each fund for which the Company serves as sponsor is defined as a “Fund” and such funds together, the “Funds,” as set forth in Appendix A, which may be amended from time to time.

The objective of this Insider Trading Policy is to protect you, the Company and the Fund(s) from securities law violations, or the appearance thereof. All Managing Members of the Company and all officers and employees (including temporary employees) of the Company and the Funds (collectively, “Covered Persons”) must comply with this Insider Trading Policy.

It is illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material, non-public information. It is also illegal to communicate (or “tip”) material, non-public information to others who may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

Potential penalties for insider trading violations include:

●	imprisonment for up to 25 years[1] and/or criminal penalties of up to $5 million for individuals who commit “willful” violations[2],

●	criminal penalties for entities of up to $25 million,

●	civil penalties may be levied against a person who committed the violation not to exceed three times the amount of either the profit gained or loss avoided from illegal activities or penalties not to exceed the greater of $1 million, or three times the amount of either the profit gained or loss avoided for the controlling person.

Moreover, a director, officer or employee’s failure to comply with the Insider Trading Policy may subject such person to sanctions imposed by the Company, including dismissal for cause, whether or not such person’s failure to comply with this Insider Trading Policy results in a violation of law.

All directors, officers and employees (including temporary employees) of the Company are encouraged to ask questions and seek any follow-up information that may be required with respect to the matters set forth in this Insider Trading Policy. Any questions should be directed to the Company’s Chief Financial Officer (the “Chief Financial Officer”).

[1]	Mail & wire fraud (18 U.S.C. § 1343), up to 20 years; criminal securities fraud (18 U.S.C. § 1348) up to 25 years; violation of Securities Exchange Act of 1934, as amended, up to $5,000,000 fine and/or 20 years imprisonment (Section 32(a)).
[2]	Imprisonment for up to 10 years and/or criminal penalties of up to $1 million for individuals who commit “knowing” violations.

Statement of Policy

It is the policy of the Fund(s) and the Company that no director, officer or employee (including a temporary employee) of the Company who is aware of material nonpublic information relating to the Fund(s) or the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Funds (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 of the Securities Exchange Act of 1934), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside of the Company (and if appropriate, the Funds) including family and friends.

In addition, it is the Insider Trading Policy that no director, officer or employee (including a temporary employee) of the Company who, in the course of working for the Company, learns of material nonpublic information about a company with which the Funds, the Trust or the Company does business, including a customer or supplier of the Company, Trust or Funds, may trade in such company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the Insider Trading Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

What information is material? All information that an investor might consider important in deciding whether to buy, sell, or hold securities is considered material. Information that is likely to affect the price of a company’s securities is almost always material. Examples of some types of material information are:

●	financial results or expectations for the quarter or the year;

●	financial forecasts;

●	changes in dividends;

●	possible mergers, acquisitions, joint ventures and other purchases and sales of companies and investments in companies;

●	changes in customer relationships with significant customers;

●	obtaining or losing important contracts;

●	important product developments;

●	major financing developments;

●	major personnel changes;

●	major litigation developments; and

●	all materials pending portfolio transactions.

What is non-public information? Information is considered to be non-public unless it has been effectively disclosed to the public. Examples of such public disclosure include public filings with the Securities and Exchange Commission (the “SEC”) and company press releases. Not only must the information have been publicly disclosed, but there must also have been adequate time for the market as a whole to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered non-public until the third business day after public disclosure.

What transactions are prohibited? When you know material, non-public information about a Fund or during a Blackout Period (as defined below), you, your spouse and members of your immediate family living in your household are prohibited from the following activities:

●	trading in such Fund’s securities (including trading in puts and calls for such Fund’s securities);

●	having others trade for you in such Fund’s securities; and

●	disclosing the information to anyone else who might then trade.

Neither you nor anyone acting on your behalf nor anyone who learns the information from you (including your spouse and family members) can trade. This prohibition continues whenever and for as long as you know material, non-public information and during any Blackout Period, even following your termination of employment or other relationship with the Company.

Although it is most likely that any material, non-public information you might learn would be about the Fund(s) or its affiliates or subsidiaries, these prohibitions also apply to trading in the securities of any other company, including any potential merger partner, about which you have material, non-public information.

Transactions by Family Members.  As noted above, this Insider trading Policy applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in the securities of any Fund are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in the securities of any Fund). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the securities of any Fund.

What is a Rule 10b5-1 trading plan? Notwithstanding the legal prohibitions against insider trading, Rule 10b5-1 of the Securities Exchange Act of 1934 and this policy permit Covered Persons to trade in the Funds’ securities regardless of their awareness of inside information if the transactions are made pursuant to a pre-arranged trading plan that was entered into when the Covered Person was not in possession of material nonpublic information and so long as no transaction occurs during any Blackout Period. This policy requires trading plans to be written and to specify the amount of, date on which, and price at which the securities are to be traded or establish a formula for determining such items. A Covered Person who wishes to enter into a trading plan must submit the trading plan to the Chief Financial Officer for its approval prior to the adoption or amendment of the trading plan. A trading plan may be amended or replaced only during periods when this policy permits a trading plan to be adopted.

Additional Prohibited Transactions

The Company considers it improper and inappropriate for any Covered Person to engage in short-term or speculative transactions in the Funds’ securities. It is therefore the Company’s policy that Covered Persons may not engage in any of the following transactions without strict compliance with the pre-clearance requirements set forth below:

Short-Term Trading.  An employee’s short-term trading of the securities of any Fund may be distracting to the employee and may unduly focus the employee on such Fund’s short-term market performance instead of the long-term business objectives of such Fund. For these reasons, any director, officer or other employee of the Company who purchases securities of any Fund in the open market may not sell any of such Fund’s securities of the same class during the six months following the purchase.

Short Sales. Short sales of the securities of a Fund evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in such Fund or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve a Fund’s performance. For these reasons, short sales of securities of the Funds are prohibited by this Insider Trading Policy. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits officers and directors from engaging in short sales.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the shares of a Fund and therefore, creates the appearance that the director, officer or employee is trading based on inside information. Transactions in options also may focus the Covered Person’s attention on short-term performance at the expense of a Fund’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Insider Trading Policy.

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as other shareholders. Therefore, the Company strongly discourages any Covered Person from engaging in such transactions with respect to the Funds’ securities. In this regard, any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Chief Financial Officer. Such request for pre-clearance of a hedging or similar arrangement must be received at least two weeks before the Covered Person intends to execute the documents in connection with the proposed transaction and must set forth the reason for the proposed transaction.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in a Fund’s securities, directors, officers and employees of the Company are prohibited from holding securities of any Fund in a margin account or pledging the securities of any Fund as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge the securities of a Fund as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge the securities of a Fund as collateral for a loan must submit a request for approval to the Chief Financial Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Post-Termination Transactions

This Insider Trading Policy continues to apply to your transactions in the securities of the Funds even after you have terminated employment with the Company or its affiliates. If you are in possession of material nonpublic information when your employment terminates or such termination occurs during any Blackout Period, you may not trade in the securities of any Fund until that information has become public or is no longer material or until such Blackout Period has concluded.

Unauthorized Disclosure

As discussed above, the disclosure of material, non-public information to others can lead to significant legal difficulties. Therefore, you should not discuss material, non-public information about any Fund with anyone, including other employees of the Company, except as required in the performance of your regular duties.

Also, it is important that only specifically designated representatives of the Company discuss the Company or the Funds with the news media, securities analysts, and investors. Inquiries of this type received by any employee of the Company should be referred to the Chief Executive Officer.

Pre-Clearance Procedures

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, Covered Persons, together with their immediate family members living in their households, may not engage in any transaction involving the securities of any Fund (including any stock plan transaction, gift, loan or pledge or hedge, contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the Chief Financial Officer.

A request for pre-clearance should be emailed to the Chief Financial Officer at least two business days in advance of the proposed transaction. The Chief Financial Officer is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade.

As noted above, any person subject to the pre-clearance requirements who wishes to implement a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, must first pre-clear the plan with the Chief Financial Officer. As required by Rule 10b5-1, Covered Persons may enter into a trading plan only when they are not in possession of material, non-public information. In addition, Covered Persons may not enter into a trading plan during a Blackout Period. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts, and follow all rules outlined above pursuant to Rule 10b5-1.

In the event the Chief Financial Officer is unavailable, a pre-clearance request may be made to the Chief Executive Officer of the Company. A pre-clearance request by the Chief Financial Officer must be made to and approval received from the Chief Executive Officer of the Company.

Blackout Periods

A reference in this Insider Trading Policy to a “Blackout Period” includes each of the following: a Quarterly Blackout Period or an Event-Specific Blackout Period.

Quarterly Blackout Periods. The announcement of a Fund’s quarterly financial results almost always has the potential to have a material effect on the market for the Fund’s securities. Therefore, you can anticipate that, to avoid even the appearance of trading while aware of material, non-public information, Covered Persons will not be pre-cleared to trade in a Fund’s securities during the period beginning one week prior to the end of the Fund’s fiscal quarter and ending after the second full business day following the issuance of the Fund’s quarterly earnings release or analyst conference call. All Covered Persons are subject to these quarterly Blackout Periods.

Event-Specific Blackout Periods. From time to time, an event may occur that is material to a Fund and is known by only a few Covered Persons. So long as the event remains material and non-public, no Covered Persons may trade in the applicable Fund’s securities. This restriction applies regardless of whether such persons have actual knowledge of the material event in question. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the applicable Fund’s securities during an event-specific blackout, the Chief Financial Officer will inform the requester of the existence of a Blackout Period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Chief Financial Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material, non-public information.

Hardship Exceptions. A person who is subject to a quarterly earnings Blackout Period and who has an unexpected and urgent need to sell a Fund’s securities in order to generate cash may, in appropriate circumstances, be permitted to sell such stock even during the Blackout Period. Hardship exceptions may be granted only by the Chief Financial Officer and must be requested at least two business days in advance of the proposed trade. A hardship exception may be granted only if the Chief Financial Officer concludes that the earnings information for the applicable quarter does not constitute material, non-public information with respect to the applicable Fund. Under no circumstance will a hardship exception be granted during an event-specific Blackout Period.

Questions about this Policy

Compliance by all Covered Persons with this policy is of the utmost importance both for you and for the Company. If you have any questions about the application of this policy to any particular case, please immediately contact the Chief Financial Officer.

Your failure to observe this policy could lead to significant legal problems, as well as other serious consequences, including termination of your employment or other relationship with the Company.

Certifications

All Covered Persons must certify their understanding of, and intent to comply with, this policy. A copy of the certification that all such persons must sign is attached to this policy.

Adopted: May 20, 2025

COTWO ADVISORS LLC

Insider Trading Policy Certification

This certification is to be signed and returned to the Chief Financial Officer, and will be retained as part of your permanent personnel file.

I hereby certify that I have received a copy of COtwo Advisors LLC’s Insider Trading Policy, as applicable, read it, and understand that the Insider Trading Policy contains the expectations of COtwo Advisors LLC and its affiliated entities regarding my conduct. Furthermore, I agree to comply with the Insider Trading Policy.

Name (Printed)

Signature

Date

The failure to read and/or sign this acknowledgment in no way relieves you of the responsibility to comply with COtwo Advisors LLC’s Insider Trading Policy.

APPENDIX A

COTWO ADVISORS PHYSICAL EUROPEAN CARBON ALLOWANCE TRUST